Exhibit 99.1

Ainos Reports First Quarter 2024 Financial Results

Strategic focus on VELDONA and AI-powered point-of-care testing continues during 2024

US$9M growth capital secured in May strengthens financial position for executing growth strategy

SAN DIEGO, May 13, 2024 /Accesswire/ — Ainos, Inc. (NASDAQ: AIMD, AIMDW) (“Ainos”, or the “Company”), a diversified healthcare company focused on the development of novel point-of-care testing (“POCT”), low-dose interferon therapeutics, and synthetic RNA-driven preventative medicine, today announced its financial results for the first quarter ended March 31, 2024.

Chun-Hsien (Eddy) Tsai, Chairman of the Board, President, and Chief Executive Officer of Ainos, commented, “In the first quarter, we successfully completed our strategic pivot away from COVID-19 rapid test kits, which contributed to the management of COVID-19 infections in Taiwan. While this adjustment impacted our near-term revenues, we’ve nonetheless made significant progress in diversifying our business for long-term sustainability. “

“Our strategic focus revolves around our AI Nose and VELDONA technologies. Specifically, we will intelligently advance our proprietary AI Nose technology platform-powered POCT candidate, Ainos Flora, and co-develop an innovative volatile organic compounds (“VOC”) sensing platform with our Japanese partners. The co-development program can expand the potential application of our AI-powered VOC sensing technology to telehealth, automotive, industrial, and environmental safety. Our first project aims to improve the quality of elderly care through an innovative AI-driven telehealth-based monitoring solution. We are also exploring to deploy VOC sensing to enable a safer work environment and better production quality in the high-tech factories.”

“In addition, we’re moving forward with clinical studies and actively exploring out-licensing opportunities for our VELDONA® human drug candidates. These include our promising candidate for treating oral warts in HIV-positive patients, which has received Orphan Drug Designation from the United States Food and Drug Administration (the “U.S. FDA”), and we plan to prioritize the HIV oral wart and Sjögren’s syndrome programs within our pipeline. Following our successful entry into the petcare market with VELDONA Pet supplement, we are investing to expand into the animal drug category.”

“I am confident that our long-term, diversified strategy positions us to deliver sustainable shareholder value. I am also profoundly grateful for the unwavering support from our shareholders. Their assistance was invaluable across multiple aspects, the engine that significantly drove us forward in both our clinical endeavors in Taiwan and collaboration in Japan. We look forward to our product making a swift and positive impact on people.”

Christopher Lee, Chief Financial Officer of Ainos, commented, “We have strengthened our financial position with two additional financings. I’m thrilled to share that we have secured a US$9 million convertible note financing convertible at US$4.5 per share, which follows an up to US$1.75 million financing we announced in January. These two financings bolster our position as we continue executing our growth strategy.”

First Quarter 2024 Financial Results

Revenues

Revenues were US$20,729 in the first quarter of 2024, compared to US$49,164 in the same period of 2023, reflecting the Company’s cessation of sales of its COVID-19 antigen rapid test kits during the first quarter of 2024 after a strategic pivot shift.

Cost of Revenues

Cost of revenues was US$26,754 in the first quarter of 2024, compared with U$100,848 in the same period of 2023. The decrease was primarily attributable to a decline in sales volume.

Gross Profit

In the first quarter of 2024, gross profit was negative US$6,025, significantly narrowing from negative US$51,684 a year ago, due to lower sales volumes of the Company’s newly launched products.

Total Operating Expenses

Total operating expenses were US$3,114,066 in the first quarter of 2024, compared to US$2,461,348 in the same period of 2023. The change was mainly attributable to increased expenses associated with clinical trial fees, co-research for technology, product and staffing expenditures, and increases in share-based compensation and professional expenses.

Operating expenses excluding depreciation and amortization expenses and share-based compensation were US$1,491,770 in the first quarter of 2024, compared to US$1,059,894 in the first quarter of 2023.

●	R&D expenses increased to US$2,084,648 in the first quarter of 2024 from US$1,698,883 in the same period of 2023. Share-based compensation expenses and depreciation and amortization expenses in the first quarter of 2024 were US$1,284,343, compared with US$1,194,984 a year ago. When excluding these non-cash expenses, R&D expenses increased to US$800,305 from US$503,899 over the same period.
●	SG&A expenses increased to US$1,029,418 from US$762,465 in the same period of 2023. Share-based compensation expenses and depreciation and amortization expenses in the first quarters of 2024 and 2023 were US$337,953 and US$206,470, respectively. When excluding these non-cash expenses, SG&A expenses increased to US$691,465 from US$555,995 over the same period.

Net Loss

Net loss attributable to common stock shareholders was US$3,314,810 in the first quarter of 2024, compared with US$2,520,475 in the same period of 2023.

Balance Sheet

As of March 31, 2024, the Company had cash and cash equivalents of US$1,030,899 compared with US$1,885,628 as of December 31, 2023.

Recent Business Developments

On May 6, 2024, the Company announced that it has raised US$9 million of growth capital through a convertible note financing with an existing shareholder. The three-year note carries 6% compound interest and is convertible Company’s common stock at US$4.50 per share. The investor will also receive a warrant to purchase up to 500,000 shares of the Company’s common stock at a price of US$4.50 per share.

On January 24, 2024, the Company announced that it had placed an additional financing of up to US$1.75 million. US$875,000 was funded at closing, with the remaining US$875,000 subject to conditions specified in the agreement.

On February 5, 2024, the Company announced that it had submitted the clinical hold complete response to the U.S. FDA for conducting a Phase II trial of its low-dose oral interferon (IFN)-alpha formulation, VELDONA®, for treatment of mild COVID-19 symptoms. If approved, the Company’s Phase II trial is expected to involve a multicenter, parallel, randomized study conducted in Taiwan to evaluate the efficacy of VELDONA® in subjects with mild COVID-19 symptoms during the third quarter of 2024.

About Ainos, Inc.

Headquartered in San Diego, California, Ainos is a diversified healthcare company focused on the development of novel point-of-care testing (POCT), low-dose VELDONA® interferon therapeutics, and synthetic RNA-driven preventative medicine. The company’s products include VELDONA® clinical-stage human therapeutics, VELDONA® Pet cytoprotein health supplements, and telehealth-friendly POCTs powered by its AI Nose technology platform. The lead POCT candidate, Ainos Flora, is intended to be a telehealth-friendly POCT for women’s health and certain common STIs. To learn more, visit https://www.ainos.com.

Follow Ainos on X, formerly known as Twitter, (@AinosInc) and LinkedIn to stay up-to-date.

Safe Harbor Statement

This press release contains “forward-looking statements” about Ainos within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “approximate,” “expect,” “intend,” “plan,” “predict,” “project,” “target,” “future,” “likely,” “strategy,” “foresee,” “may,” “guidance,” “potential,” “outlook,” “forecast,” “should,” “will” or other similar words or phrases. Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. Forward-looking statements are based only on the Company’s current beliefs, expectations, and assumptions. Forward-looking statements are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. The Company’s actual results may differ materially from those indicated in the forward-looking statements.

Important factors that could cause the Company’s actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this press release include, among others, the cost of production and sales potential of the products announced in this press release; the Company’s dependence on projected revenues from the sale of current or future products ; the Company’s limited cash and history of losses; the Company’s ability to achieve profitability; the Company’s ability to raise additional capital to continue the Company’s product development; the ability to accurately predict the future operating results of the Company; the ability to advance Ainos’ current or future product candidates through clinical trials, obtain marketing approval and ultimately commercialize any product candidates the Company develops; the ability to obtain and maintain regulatory approval of Ainos’ product candidates; delays in completing the development and commercialization of the Company’s current and future product candidates, which could result in increased costs to the Company, delay or limit the ability to generate revenue and adversely affect the business, financial condition, results of operations and prospects of the Company; intense competition and rapidly advancing technology in the Company’s industry that may outpace its technology; customer demand for the products and services the Company develops; the accuracy of third-party market research data, the impact of competitive or alternative products, technologies and pricing; disruption in research and development facilities; lawsuits and other claims by third parties or investigations by various regulatory agencies governing the Company’s operations; potential cybersecurity attacks; increased requirements and costs related to cybersecurity; the Company’s ability to realize the benefits of third party licensing agreements; the Company’s ability to obtain and maintain intellectual property protection for Ainos product candidates; compliance with applicable laws, regulations and tariffs; continued listing on and compliance with the applicable regulations of the Nasdaq Capital Market; and the Company’s success in managing growth. A more complete description of these risk factors and others is included in the “Risk Factors” section of Ainos’ Annual Report on Form 10-K for the year ended December 31, 2023 and other reports filed with the U.S. Securities and Exchange Commission (“SEC”), many of which risks are beyond the Company’s control. In addition to the risks described above and in the Company’s reports filed with the SEC, other unknown or unpredictable factors also could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this press release.

The forward-looking statements made in this press release are expressly qualified in their entirety by the foregoing cautionary statements. Any forward-looking statements contained in this press release represent Ainos’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Ainos undertakes no obligation to, and expressly disclaims any such obligation to, publicly update or revise any forward-looking statement to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to the future results over time or otherwise, except as required by law.

Investor Relations Contact

Feifei Shen

IR@ainos.com

Ainos, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$1,030,899	$1,885,628
Accounts receivable	4,172	455
Inventory, net	169,655	167,593
Other current asset	304,608	419,521
Total current assets	1,509,334	2,473,197
Intangible assets, net	27,155,594	28,283,208
Property and equipment, net	768,665	876,572
Other assets	320,867	208,827
Total assets	$29,754,460	$31,841,804

Liabilities and Stockholders’ Equity
Current liabilities:
Contract liabilities	$108,000	$112,555
Convertible notes payable	3,000,000	-
Other notes payable, related party	312,000	42,000
Accrued expenses and others current liabilities	1,285,973	1,182,283
Total current liabilities	4,705,973	1,336,838
Senior secured convertible notes measured at fair value	2,369,694	2,651,556
Convertible notes payable - noncurrent	-	3,000,000
Other notes payable, related party - noncurrent	-	270,000
Other long-term liabilities	-	135,829
Total liabilities	7,075,667	7,394,223
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value; 300,000,000 shares authorized as of March 31, 2024 and December 31, 2023, 6,144,506 and 4,677,787 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	61,445	46,778
Common stock to be issued, 270 shares and 162,337 shares as of March 31, 2024 and December 31, 2023, respectively	3	1,623
Additional paid-in capital	64,154,052	62,555,808
Accumulated deficit	(41,200,965)	(37,886,155)
Accumulated other comprehensive loss - translation adjustment	(335,742)	(270,473)
Total stockholders’ equity	22,678,793	24,447,581
Total liabilities and stockholders’ equity	$29,754,460	$31,841,804

Ainos, Inc.

Condensed Statements of Operations

(Unaudited)

	Three months ended March 31,
	2024	2023

Revenues	$20,729	$49,164
Cost of revenues	(26,754)	(100,848)
Gross loss	(6,025)	(51,684)
Operating expenses:
Research and development expenses	2,084,648	1,698,883
Selling, general and administrative expenses	1,029,418	762,465
Total operating expenses	3,114,066	2,461,348
Loss from operations	(3,120,091)	(2,513,032)

Non-operating (expenses) income, net:
Interest expense	(48,696)	(9,273)
Issuance cost of senior secured convertible note measured at fair value	(138,992)	-
Fair value change for senior secured convertible note	(31,568)	-
Other income, net	24,537	1,830
Total non-operating expenses, net	(194,719)	(7,443)

Net loss before income taxes	(3,314,810)	(2,520,475)
Provision for income taxes	-	-
Net loss	$(3,314,810)	$(2,520,475)
Net loss per common share - basic and diluted	$(0.57)	$(0.63)
Weighted-average shares used in computing net loss per common share-basic and diluted	5,771,283	4,002,210